                                     Filed under Rule 424(c) of Regulation C
                                                  SEC File Number: 333-40449

PROSPECTUS SUPPLEMENT
(To Prospectus Dated December 3, 1997)




                                  $69,000,000

                            THE VANTIVE CORPORATION

                 4.75% Convertible Subordinated Notes due 2002



     The information in this Prospectus Supplement covering the Selling Holders supplements the statement set forth under the caption "Selling Holders" in the Prospectus. Capitalized items used and not defined herein shall have the meanings given to them in the Prospectus.




                                SELLING HOLDERS

     The information set forth under the caption "Selling Holders" in the Prospectus regarding the following Selling Stockholder is revised as follows:

                               Principal Amount of           Number of Shares of Common Stock
                                 Notes Owned and      -----------------------------------------------
Selling Stockholder(1)           Offered Hereby       Beneficiary Owned(1)(2)       Offered Hereby(2)
----------------------           --------------       -----------------------       -----------------
Societe Generale Securities
 Corporation                       $4,000,000                  95,397                    95,397


----------
(1) Information concerning the Selling Holders may change from time to time and any such changed information will be set forth in supplements to this Prospectus if and when necessary. In addition, the per share conversion price, and therefore the number of shares issuable upon conversion of the Notes, is subject to adjustment under certain circumstances. Accordingly, the aggregate principal amount of Notes and the number of shares of Common Stock issuable upon conversion thereof offered hereby may increase or decrease.

(2) Assumes a conversion price of $41.93 per share, and a cash payment in lieu of any fractional share interest.










           The date of this Prospectus Supplement is January 30, 1998